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                                                                     EXHIBIT 8.1

                        [LETTERHEAD OF KIRKLAND & ELLIS]



To Call Writer Direct:
   212 446-4800


                                  July 29, 1997


Neenah Foundry Company
Hartley Controls Corporation
Neenah Transport, Inc.
2121 Brooks Avenue, Box 729
Neenah, Wisconsin 54927


      Re: Offer for all outstanding 11-1/8% Series C Senior Subordinated Notes due 2007 in exchange for 11-1/8% Series D Senior Subordinated Notes due 2007 of Neenah Foundry Company

Ladies and Gentlemen:

      We have acted as counsel to Neenah Foundry Company (the "Company") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $45,000,000 of its 11-1/8% Series D Senior Subordinated Notes due 2007 (the "New Notes") for a like principal amount of its 11-1/8% Series C Senior Subordinated Notes due 2007 (the "Old Notes").

      On the basis of the foregoing, it is our opinion that the statements regarding the Exchange Offer described in the section titled "Certain Federal Income Tax Considerations" in the Company's Registration Statement on Form S-4 (File No. 333-_____), filed with the Securities and Exchange Commission of July 29, 1997 (the "Registration Statement"), are correct in all material respects.


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Neenah Foundry Company
July 29, 1997
Page 2


      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement.

                                    Very truly yours,

                                    /s/ Kirkland & Ellis

                                    KIRKLAND & ELLIS